CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firms (“Auditors”)” and “Representations and Warranties” (paragraph 4.2(f) of the Agreement and Plan of Reorganization for Scudder Total Return Fund (“the Fund”) included in the Prospectus/Proxy Statement that forms part of the Registration on Form N-14 of Scudder Total Return Fund (File No. 333-120518) (“the Registration Statement”) and to the references to us included in the Fund’s Prospectus and Statement of Additional Information dated December 3, 2004 which are incorporated into the Registration Statement, and to the incorporation into the Registration Statement of our report dated December 22, 2003 on the financial statements and financial highlights of the Fund included in the Annual Report dated October 31, 2003.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

December 27, 2004